Exhibit 99.1

Driver Management Company LLC

December 13, 2019

First United Corporation
19 South Second Street
Oakland, MD 21150
c/o Ms. Tonya Sturm, Secretary
Attn: Mmes. Kathryn Burkey, Elaine McDonald and Marisa Shockley, and Messrs. John Barr, Brian Boal, Robert Kurtz, Gary Ruddell, Robert Rudy and Andrew Walls

Via email

Ladies and Gentlemen,

We are writing to each of you in your capacities as “independent” members of the Board of Directors (the “Board”) of First United Corporation (“First United”)—other than John McCullough, whose independence and qualifications to serve as “Lead Director” we seriously call into question in light of his 15 years of service on the Board. It is also very concerning to us that Mr. McCullough refuses to speak with any of the now three (3) shareholders publicly calling for First United to explore a sale.

Regardless of First United’s characterization of each of you as an “independent” director, for many of you—whether due to lengthy tenure, family relationships with other directors, business relationships with First United, or other circumstances—this designation is suspect. It appears that the combination of compromised objectivity and inappropriate interconnectivity could be leading the Board to irrationally dismiss growing, vocal support amongst investors for a sale process. Nevertheless, there is an opportunity for you to begin to exercise some degree of independence by displaying your respect for shareholder rights and sound corporate governance.

There is one particularly troublesome corporate governance practice at First United that requires your immediate attention and correction: the lack of a plurality carve-out from the majority voting standard in contested elections. A majority voting standard in contested elections is widely viewed as a potential entrenchment device for boards (including by Institutional Shareholder Services1) for the following reasons:

1.	A plurality voting standard in a proxy contest ensures that the director nominees receiving the most votes are duly elected to the Board, which is an essential feature of corporate democracy. Consistent with the voting guidelines of institutional shareholders and proxy advisory firms such as Institutional Shareholder Services and Glass Lewis, a plurality voting standard in contested elections is widely viewed as a “best practice” in good corporate governance because it enables shareholders to have their voices heard and their votes counted when director candidates who receive the largest number of votes are duly elected to serve on the Board.
2.	A majority voting standard is not appropriate in a contested election because the threshold is too high and protects incumbency. Contested director elections should be decided based on which candidates receive the highest number of “for” votes. In any election of directors in which there are more director nominees than there are seats available, assuming there is a quorum, the highest vote getters for the number of seats available should be the ones elected. Requiring that a dissident’s nominees not only obtain more votes than the Company’s candidates, but also that they achieve at least a majority of the votes cast, tilts the playing field in favor of the current Board and unfairly changes the dynamics in any election contest. The very fact that a dissident’s nominees could receive more votes than incumbent directors but still fail to be elected, while such incumbent directors continue serving on the Board as holdovers, is as clear a subversion of the shareholder franchise as any of which we are aware.

1 https://www.issgovernance.com/majority-voting-potential-entrenchment-device/

3.	A majority voting standard unduly restricts the ability of shareholders to elect their choice of directors in a contested election. It is possible that none of the director candidates up for election at First United’s 2020 Annual Meeting of Shareholders will be elected under the current majority voting standard due to the potential impact of abstentions and “against” votes in a contested election. Further, it is quite possible that fewer directors than the number up for election will receive the requisite majority of votes to be elected, resulting in a “failed election” in which First United’s incumbent directors continue to serve as holdovers, or causing vacancies on the Board that could only be filled by Board members instead of by shareholders. This would serve to entrench any such incumbent holdovers and undermine corporate democracy by overriding the vote of First United shareholders.

We are calling on you, as independent directors of First United with fiduciary duties to act in the best interest of all shareholders, to remedy this affront to the shareholder franchise by immediately amending First United’s Bylaws to provide for a plurality voting standard in contested elections. Any failure to do so will demonstrate your clear disregard for the fundamental right of shareholders to elect directors of their choosing.

We should note that the Maryland General Corporation Law provides, by default, for a plurality voting standard in §2-404. What this means is that the Board had to specifically amend the Bylaws to include such an entrenchment-minded majority voting standard without a plurality carve-out for contested elections. Since the Board is able to unilaterally amend the Bylaws without first obtaining shareholder approval, you should implement this necessary change immediately and without delay.

Please indicate as soon as possible, but in any event prior to December 16, 2019, whether you will indeed respect shareholders’ rights by rectifying this glaring corporate governance deficiency. If we do not hear from you by then, we will assume that you intend to preserve this mechanism to further entrench the Board, and we will take such actions as necessary to preserve the corporate franchise and protect the rights of all shareholders.

/s/ Abbott Cooper

J. Abbott R. Cooper
Managing Member
Driver Management Company LLC

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), intend to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of stockholders of First United Corporation, a Maryland corporation (the “Corporation”).

DRIVER STRONGLY ADVISES ALL STOCKHOLDERS OF THE CORPORATION TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

Participants in the Solicitation

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, Michael J. Driscoll, Ed.D, Lisa Narrell-Mead and Ethan C. Elzen.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 365,212 shares of Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”). As of the date hereof, Driver Opportunity beneficially owns directly 360,637 shares of Common Stock. Driver Management, as the general partner of Driver Opportunity, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity. Mr. Cooper, as the Managing Member of Driver Management, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity. As of the date hereof, Dr. Driscoll directly beneficially owns 3,500 shares of Common Stock. As of the date hereof, Ms. Narrell-Mead directly beneficially owns 650 shares of Common Stock. As of the date hereof, Mr. Elzen directly beneficially owns 425 shares of Common Stock.